UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2019 (March 6, 2019)

FRED’S, INC.
(Exact Name of Registrant as Specified in Charter)

Commission File Number 001-14565

Tennessee	62-0634010
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

4300 New Getwell Road, Memphis, Tennessee 38118
(Address of principal executive offices)

(901) 365-8880
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

On March 6, 2019, the Board of Directors of Fred’s, Inc. (the “Company”) approved a discretionary incentive bonus pool, with respect to the execution of certain key strategic initiatives in 2018, under which seven of the Company’s senior executives and certain other employees are to be awarded cash and restricted stock awards under the Company’s 2017 Long-Term Incentive Plan. The aggregate amount of the cash awards is equal to $1,000,000 and the aggregate number of shares of restricted stock in the pool is 336,700 (with a value of approximately $1,000,000 based on the closing price of the Company’s common stock at the time of approval of the pool). The cash awards will be fully vested on the date of grant and are expected to be paid on the next pay cycle following the date of grant. The restricted stock awards will vest in four equal installments on each of the first four anniversaries of the date of grant. The Company will enter into a restricted stock award agreement with each of the executives with respect to such grants.

Joseph Anto, the Company’s Chief Executive Officer, and Ritwik Chatterjee, the Company’s Chief Financial Officer, will be awarded grants of cash and restricted stock under this bonus pool, with amounts to be determined by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRED’S, INC.
(Registrant)

Date:	March 12, 2019	By:	___/s/ Joseph Anto_________________
		Name:	Joseph Anto
		Title:	Chief Executive Officer